Exhibit 99.1

Flyte Aviation Partners with The Philadelphia 76ers

●	Flyte Signs Exclusive Multi-Year Deal as The Official Private Aviation Partner of the Philadelphia 76ers

●	Strategic Partnership Aligns Flyte with One of the NBA's Most Iconic Franchises

●	Partnership Brings Flyte Directly to 76ers Fans, Premium Customers and Corporate Partners via Digital, Social and Live Experiences

NEW YORK, Oct. 14, 2026 (GLOBE NEWSWIRE) -- Flyte Aviation, Inc. (NYSE American: VJET) ("Flyte" or the "Company") today announced a multi-year partnership with the Philadelphia 76ers, in which Flyte is named the Official Private Aviation Partner of the Philadelphia 76ers.

The partnership brings together one of the NBA's most recognizable franchises with Flyte's AI-technology driven approach to private aviation.

"This is exactly the type of partnership we want for Flyte," said David Jenkins, Chairman and Chief Executive Officer of Flyte Aviation. "The 76ers are an iconic organization with an incredibly passionate fan base, premium corporate relationships, and - similar to Flyte -- a deeply held commitment to delivering exceptional customer experiences. We are confident Flyte can bring a unique and durable value-added contribution to that ecosystem."

The partnership is designed to extend well beyond traditional sponsorship. Flyte and the 76ers expect to collaborate across digital media, social media, premium hospitality, fan engagement, corporate partnerships, and high value private aviation experiences.

Throughout the relationship, Flyte will have opportunities to introduce its platform directly to 76ers fans, season-ticket members, premium customers, and corporate partners while developing exclusive promotions and packaged experiences throughout the partnership.

Flyte and the 76ers also plan to explore creative in-arena activations, including a "Halftime Flyte Challenge," giving selected fans the opportunity to win a private Flyte flight by making a half-court shot.

"Private aviation has traditionally been complicated, fragmented and intimidating for many consumers," Mr. Jenkins continued. "Flyte was built around a much simpler idea: make private aviation easier to understand, easier to access and easier to book. Partnering with the 76ers provides us an extraordinary platform to introduce Flyte to an entirely new audience."

Flyte Meets Philadelphia

The Philadelphia market represents a natural extension of Flyte's growing Northeast US footprint.

The Company's private aviation platform connects customers with convenient, private air travel across a growing network of destinations, with a particular focus on regional trips where private aviation can dramatically reduce total travel time.

Unlike traditional private aviation models built around complicated hourly pricing, memberships, and legacy booking processes, Flyte is building a technology-first platform designed around simplicity, transparency, and accessibility.

Through Flyte's digital platform, customers can create an account, search for travel and book, as the Company actively continues to develop additional AI tech-driven customer experiences designed to simplify private aviation and make it more accessible for more people.

A New Chapter for Flyte

The partnership is implemented during a period of Flyte's significant growth and transformation.

The Company is building a differentiated private aviation platform combining aircraft access, AI technology, data, digital customer acquisition and a growing portfolio of strategic partnerships.

Flyte believes these capabilities can help expand the addressable market for private aviation by making private travel simpler and more approachable for customers who historically may never have considered flying privately.

"The 76ers have built one of the most exciting organizations in professional sports, and Flyte is building what we believe can become one of the most exciting brands in private aviation," Mr. Jenkins said. "With unlimited potential synergies, we could not be more excited about what we can build together with the 76ers."

About Flyte Aviation

Flyte Aviation, Inc. (NYSE American: VJET) is an AI technology-driven private aviation company focused on making private air travel simpler, more transparent and increasingly accessible.

Flyte's simple value proposition: privacy, comfort, reliability, and convenience - at a highly competitive price.

Through its Flyte platform, the Company is building a technology-enabled private aviation ecosystem connecting customers with aircraft, destinations and experiences through an increasingly seamless digital experience. For more information, visit Flyte's website.

About the Philadelphia 76ers

The Philadelphia 76ers are one of the most storied franchises in the National Basketball Association, having won three World Championships, earning nine trips to The Finals and making 55 playoff appearances over 77 seasons. The Philadelphia 76ers organization is a Harris Blitzer Sports & Entertainment property.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the Company's growth strategy, technology, customer acquisition, strategic partnerships, market expansion and anticipated benefits of the Philadelphia 76ers partnership. These statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers should refer to Flyte Aviation, Inc.'s filings with the Securities and Exchange Commission for additional information regarding risks and uncertainties affecting the Company.

Investor Relations

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10/14/2026 8:00:00 AM